Exhibit 10.35
LETTER AGREEMENT

This LETTER AGREEMENT (the "Agreement") is entered into by and between NatureWell, Incorporated (the "Company") and Robert T. Malasek ("Malasek") and is made effective as of February 21, 2005 (the "Effective Date"). The Company and Malasek agree as follows:

1.

The Company and Malasek hereby rescind, together but not separately, that senior convertible note issued to Malasek, face value $7,000, which is dated November 15, 2003, and its underlying Security Agreement. Pursuant to such rescission Malasek shall forfeit to the Company the senior convertible note.

2.

The Company shall issue to Malasek an unsecured convertible note, $6,000 face value (the "Note"), for services provided to the Company. Such Note shall; (i) accrue interest at the rate of 4% per annum, (ii) mature on October 1, 2010, and (iii) be convertible into the Company's common stock (at any time, in whole or in part, at the option of the holder) as follows; (a) from the Effective Date until February 21, 2006 the Conversion Price of the Note shall be $.0075, (b) from February 22, 2006 until February 21, 2007 the Conversion Price of the Note shall be $.005, provided however, such reduction in the Conversion Price shall only occur if Malasek has remained in the continuous employ of the Company for the entire preceding year, unless such employment is interrupted by death, disability or termination without cause, and (c) from February 22, 2007 and thereafter the Conversion Price of the Note shall be $.0025, provided however, such reduction in the Conversion Price shall only occur if Malasek has remained in the continuous employ of the Company for the entire preceding two years, unless such employment is interrupted by death, disability or termination without cause.

3.

The Note may not be sold or transferred prior to February 16, 2007 and should Malasek's employment with the Company end, for any reason other than death, disability or termination without cause, the Company shall have the right at any time thereafter to force the conversion of the Note into common stock at the Conversion Price in effect at such time.

4.

Notwithstanding anything contained herein or in any convertible note beneficially owned by Malasek to the contrary, Malasek shall be restricted from converting any convertible note now or hereafter beneficially owned by him unless and until for sixty (60) days prior to such conversion (the "Sixty Day Testing Period") the Company had authorized common stock in an amount great enough to meet the aggregate conversion rights of all of its convertible securities outstanding on each day of the Sixty Day Testing Period, including all convertible securities beneficially owned by Malasek (when calculating aggregate conversion rights it shall be assumed that all convertible securities outstanding at the time the calculation is made have the right to immediately convert into common stock at the lowest possible conversion price that each such security may achieve at any time up to its maturity, even if they do not have such rights at the time of the calculation) . The restriction described in this Section 4 shall be null and void and of no force or effect if at any point in time after the Effective Date Malasek was permitted to convert any note subject to this restriction (whether or not he actually converted any such note(s)), unless the parties agrees in writing to extend the enforceability of this restriction. Further, if this restriction shall continue to be in force upon the one-year anniversary of the Effective Date, it shall constitute an event of default under the convertible notes owned by Malasek.

5.

The Company represents and covenants that it shall make its reasonable best efforts to accomplish or facilitate an increase of the Company's (or its successor's) authorized common stock to an amount that would render Section 4 null and void.

IN WITNESS WHEREOF, the parties have executed this Letter Agreement as of the date first written above.

NATUREWELL, INCORPORATED, a Delaware corporation
By: /s/ James R. Arabia James R. Arabia, Chief Executive Officer

ROBERT T. MALASEK, an individual
By: /s/ Robert T. Malasek Robert T. Malasek